Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:

Michael Sanders

SVP and Chief Financial Officer

(323) 932-4324

For Immediate Release

EMAK Worldwide Updates Results for Third Quarter of 2007

LOS ANGELES, Nov. 12, 2007 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced an update to its financial results for the third quarter ended September 30, 2007. On November 1, 2007, EMAK issued a press release reporting its results for the third quarter ended September 30, 2007. Subsequent to the November 1, 2007 press release, management determined that recent declines in quoted market price of the Company’s common stock represent an event or change in circumstance that would more likely than not reduce the fair value of certain of the Company’s assets. As a result, the Company intends to conduct impairment testing prior to the filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2007 rather than at the end of its fiscal year. Management expects that such testing will result in a material write-down of goodwill and other intangibles related to the Company’s European reporting units, which currently have a book value of approximately $3 million. As part of the testing, the Company will reconcile the fair value of each of its reporting units to the fair market value of the Company as a whole based upon the value of the preferred and common stock as of September 30, 2007, which could result in write-downs with respect to the Company’s other reporting units.

The Company intends to file a Form 12b-25 in order to obtain an extension of time to file its Quarterly Report on Form 10-Q. The Company currently expects that it will have its Form 10-Q filed on or before the fifth calendar day following the prescribed due date in accordance with Rule 12b-25.

About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is the parent company of a family of marketing services agencies including Equity Marketing, Logistix, Mega and Upshot. Its agencies are experts in “consumer activation” by offering strategy-based marketing programs that directly impact consumer behavior. The agencies

-more-

EMAK Worldwide, Inc.

provide strategic planning and research, consumer insight development, entertainment marketing, design and manufacturing of custom promotional products, kids marketing, event marketing, shopper marketing and environmental branding. The Company’s blue-chip clients include Burger King Corporation, Frito-Lay, Kellogg, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. Headquartered in Los Angeles, EMAK has offices in Chicago, Amsterdam, Frankfurt, London, Paris and Hong Kong. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2007 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

# # #